As filed with the Securities and Exchange Commission on September 25, 2013.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FirstEnergy Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1843785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76 South Main Street, Akron, Ohio 44308-1890

(800) 736-3402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rhonda S. Ferguson

Vice President and Corporate Secretary

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308-1890

(330) 384-5620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lucas F. Torres, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.10 par value per share	4,000,000	$37.065	$148,260,000	$20,222.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with share splits, share dividends or similar transactions in accordance with the provisions of the FirstEnergy Corp. Stock Investment Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Stock as quoted on the New York Stock Exchange on September 23, 2013.
(3)	Pursuant to Rule 457(p), a registration fee of $4,306.37 was previously paid in connection with 1,664,080 shares of common stock that were registered by the Registrant under expired Registration Statement No. 333-169532 on Form S-3ASR (the “Prior Registration Statement”) filed with the Commission on September 22, 2010, but that were unsold. Accordingly, the registration fee previously paid with respect to such unsold securities is being carried forward for application in connection with the offerings under this Registration Statement. The filing fee of $15,916.30 being paid herewith relates to the 4,000,000 newly registered shares of common stock, offset by the registration fee of $4,306.37 previously paid in connection with the unsold securities under the Prior Registration Statement.

Prospectus

Stock Investment Plan

4,000,000 Shares

Common Stock

The FirstEnergy Corp. Stock Investment Plan, which we refer to as the Plan, provides a way for registered shareholders and employees of FirstEnergy Corp., which we refer to as FirstEnergy, and its subsidiaries, to purchase shares of FirstEnergy’s common stock. (See Question 4). This Plan amends and restates in its entirety the previous stock investment plan. Registered shareholders or employees who opt to participate in the Plan may:

•	Reinvest all or a portion of cash dividends paid on stock of FirstEnergy that is registered in their names, as well as any common stock credited to their Plan accounts, to purchase shares of FirstEnergy common stock.

•	Make an investment in FirstEnergy common stock with optional cash investments, subject to the terms of the Plan, of at least $25 per payment or $10 per pay period for employees who elect to use payroll deductions to make cash investments. Cash investments are limited to a maximum of $100,000 per calendar year per account.

•	Receive certificates for whole shares of common stock credited to their Plan accounts upon request.

•	Deposit certificates representing FirstEnergy common stock into the Plan for safekeeping.

•	Sell shares of common stock credited to their Plan accounts through the Plan.

Cash dividends on common stock and cash investments under the Plan will be used to purchase shares of FirstEnergy common stock which, at our option, either will be newly issued or treasury shares purchased by AST from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by an independent agent, which we refer to as the Independent Agent, appointed by American Stock Transfer & Trust Company, LLC, which we refer to as AST or the Administrator of the Plan. (See Questions 2 and 13). The price of newly issued or treasury shares acquired under the Plan will be the average of the high and low prices of FirstEnergy common stock as reported on the report of New York Stock Exchange Composite Transactions for the investment date. The price of shares purchased in the open market or in privately negotiated transactions under the Plan will be the weighted average price paid by AST for the shares over the purchase period. (See Question 13). In such cases, the purchase price will include a transaction fee to cover the administrative costs and, if shares are purchased in the open market or in privately negotiated transactions, the fees of AST for its services in executing those purchases. Currently shares to be purchased for participants under the Plan will be newly issued or, if available, treasury shares, and the transaction fee is not to exceed $0.09 per share, but we may change the source of shares at any time without notice to you, subject to legal restrictions on how often we change the source of shares. (See Question 13).

Before you invest, you should read this Prospectus carefully and the information referred to under the heading “Where You Can Find More Information.” Also, because investing in our common stock involves risks, you should carefully read and evaluate the risk factors included in our reports and other information that we file with the Securities and Exchange Commission. See “Risk Factors” beginning on page 3.

Fees payable by a Plan participant will be added to the purchase price for shares purchased, and deducted from the selling price for shares sold, under the Plan. (See Questions 15 and 23).

This Prospectus describes the provisions of the Plan and should be retained by participants for future reference. Shares of FirstEnergy common stock are traded on the New York Stock Exchange under the symbol “FE.” The closing price per share of FirstEnergy’s common stock on the New York Stock Exchange on September 24, 2013 was $37.41.

This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 25, 2013.

i

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, relating to the shares of our common stock to be offered and sold pursuant to the Plan. This Prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this Prospectus, including exhibits to the registration statement, provides additional information about us, the Plan, and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices set forth under the heading “Where You Can Find More Information.”

No person is authorized to give any information or make any representation not contained, or incorporated by reference, in this Prospectus; and, if given or made, such information or representation must not be relied upon as having been authorized by FirstEnergy Corp. This Prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FirstEnergy Corp. since the date of this Prospectus.

Unless the context requires otherwise, references to “we,” “us,” “our” and “FirstEnergy” refer specifically to FirstEnergy Corp. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-Looking Statements: This Prospectus, the registration statement in which it is contained and the information incorporated by reference herein and therein include forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results may differ materially due to:

•	The speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular.

•	The impact of the regulatory process on the pending matters before the Federal Energy Regulatory Commission and in the various states in which we do business including, but not limited to, matters related to rates and pending rate cases.

•	The uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated’s realignment into PJM Interconnection LLC.

•	Economic or weather conditions affecting future sales and margins.

•	Regulatory outcomes associated with storms, including but not limited to Hurricane Sandy, Hurricane Irene and the October snowstorm of 2011.

•	Changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil, and availability and their impact on retail margins.

•	The continued ability of our regulated utilities to recover their costs.

•	Costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices.

•	Other legislative and regulatory changes, and revised environmental requirements, including possible greenhouse gas emission, water discharge, water intake and coal combustion residual regulations, the potential impacts of the Cross-State Air Pollution Rule, the Clean Air Interstate Rule, which we refer to as CAIR, and/or any laws, rules or regulations that ultimately replace CAIR, and the effects of the Environmental Protection Agency’s Mercury and Air Toxics Standards rules including our estimated costs of compliance.

•	The uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units).

•	The uncertainties associated with the deactivation of certain older regulated and competitive fossil units including the decision to deactivate the Hatfield’s Ferry and Mitchell Power Stations, the impact on vendor commitments, and the timing thereof as they relate to, among other things, Reliability Must-Run arrangements and the reliability of the transmission grid.

•	Adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission or as a result of the incident at Japan’s Fukushima Daiichi Nuclear Plant).

•	Issues arising from the indications of cracking in the shield building at Davis-Besse.

•	Adverse legal decisions and outcomes related to Metropolitan Edison Company’s and Pennsylvania Electric Company’s ability to recover certain transmission costs through their Transmission Service Charge riders.

•	The impact of future changes to the operational status or availability of our generating units.

•	The risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments.

•	Replacement power costs being higher than anticipated or inadequately hedged.

•	The ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates.

•	Changes in customers’ demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates.

•	The ability to accomplish or realize anticipated benefits from strategic and financial goals including, but not limited to, the ability to reduce costs and to successfully complete our announced financial plans designed to improve our credit metrics and strengthen our balance sheet, including but not limited to, proposed capital raising and debt reduction initiatives, the proposed West Virginia asset transfer and potential sale of non-core hydro assets.

•	Our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins.

•	The ability to experience growth in the Regulated Distribution segment and to continue to successfully implement our direct retail sales strategy in the Competitive Energy Services segment.

•	Changing market conditions that could affect the measurement of liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated.

•	The impact of changes to material accounting policies.

•	The ability to access the public securities and other capital and credit markets in accordance with our announced financial plan, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries.

•	Actions that may be taken by credit rating agencies that could negatively affect us and our subsidiaries’ access to financing, increase the costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees.

•	Changes in national and regional economic conditions affecting us, our subsidiaries and our major industrial and commercial customers, and other counterparties including fuel suppliers, with which we do business.

•	Issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business.

•	The risks and other factors discussed from time to time in our SEC filings, and other similar factors.

Dividends declared from time to time on our common stock during any period may in the aggregate vary from prior periods due to circumstances considered by our Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our common stock involves risks. Please see the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our subsequent Quarterly Reports on Form 10-Q, filed with the SEC, which are incorporated by reference in this Prospectus, and in any of our annual or quarterly reports for subsequent fiscal years or quarters or current reports that are incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. Any of these risks, as well as other risks and uncertainties, could materially harm our business, financial condition, results of operations or cash flows. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.

FIRSTENERGY CORP.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Our 10 electric distribution companies comprise one of the nation’s largest investor-owned electric systems. Our diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, and pumped-storage hydro and other renewables and has a total generating capacity of approximately 20,000 megawatts.

We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (800) 736-3402 and our Internet website is www.firstenergycorp.com. Information contained on our website shall not be incorporated into, or be a part of, this Prospectus.

RECENT DEVELOPMENTS

Davis-Besse Inspections

Inspections of the concrete shield building at the FirstEnergy Nuclear Operating Company’s, which we refer to as FENOC, Davis-Besse Nuclear Power Station conducted to date confirm that the building continues to maintain its structural integrity and ability to safely perform its functions. These inspections were conducted as a result of FENOC’s identification of previously-disclosed sub-surface laminar cracks near the outer rebar mat of the shield building during a scheduled outage in October 2011. The 2½ -foot thick reinforced concrete shield building provides biological shielding and protection from natural phenomena including wind and tornados. The building surrounds a 1½-inch carbon steel vessel containing the reactor and other reactor support systems. These inspections include examinations of a series of inspection ports – or core bores – within the shield buildings concrete walls. In 2013, Davis-Besse engineers began employing a new camera that provides greater clarity and mobility than those previously available for these inspections.

Through September 24, 2013, 61 of the shield building’s 82 core bores have been examined, with the remaining examinations expected to be complete in the next several weeks. The improved camera has identified four very tight cracks in the building that evidence suggests were pre-existing cracks not visible with previous inspection technology. These inspections also have found that in three locations, cracks initially identified in 2011 appear to have propagated a small amount.

FENOC’s preliminary analysis of all inspection results to date confirms its 2011 conclusion that the shield building’s structural integrity is not impacted by the presence of these tight cracks and that the shield building continues to function safely and reliably.

Proposed Sale of Hydroelectric Power Stations

On September 4, 2013, certain FirstEnergy subsidiaries applied for authorization from the Federal Energy Regulatory Commission, which we refer to as FERC, to sell eleven hydroelectric power stations in Pennsylvania, Virginia and West Virginia to Harbor Hydro Holdings, LLC, a subsidiary of LS Power Equity Partners II, LP, for $400 million. The facilities being sold produce 527 megawatts of electricity. The sales agreement was entered into on August 23, 2013 and, if approved, the proposed transaction is expected to close in the fourth quarter of 2013. The sales agreement is subject to customary and other closing conditions, including, without limitation, receipt of approvals by FERC and the Commonwealth of Virginia’s State Corporation Commission and the expiration of the Hart-Scott-Rodino waiting period.

DESCRIPTION OF THE PLAN

The following questions and answers describe the terms and conditions of the Plan. We suggest that you keep this Prospectus for future reference.

Purpose

1.	Q.	What is the purpose of the Plan?

	A.	The purpose of the Plan is to provide registered shareholders and employees of FirstEnergy and its subsidiaries a way to purchase shares of FirstEnergy common stock. Purchases can be made by investing cash when permissible and/or reinvesting cash dividends.

Administration

2.	Q.	Who administers the Plan?

A.

AST administers the Plan. This includes keeping the Plan records and serving as custodian for shares held in the Plan. If we elect to meet the purchase requirements of participants through purchases of newly issued or, if available, treasury shares as is our intended practice as of the date of this Prospectus, AST is responsible for purchasing FirstEnergy common stock from us for participants’ Plan accounts. If we elect to meet the purchase requirements of participants through purchases of shares of common stock in the open market or in privately negotiated transactions, funds for investment will be deposited promptly into an escrow account for the benefit of Plan participants and the Independent Agent appointed by AST then acts on behalf of participants in buying shares. The Independent Agent also acts on behalf of participants in selling shares.

The Independent Agent is not an affiliate of FirstEnergy, its subsidiaries or AST. Neither FirstEnergy, any affiliate of ours, AST, nor any participant will exercise any direct or indirect control or influence over (a) the times when, or the prices at which, the Independent Agent purchases or sells shares for the Plan, (b) the amount of the securities to be purchased or sold, (c) the manner in which the securities are to be purchased or sold, or (d) the selection of a broker or dealer (other than the Independent Agent itself) through which the purchase may be executed. We will not change more than once, in any three-month period, the source of the shares to fund the Plan.

We reserve the right to interpret and regulate the Plan as deemed necessary or desirable. FirstEnergy, AST and the Independent Agent will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, we shall not be relieved from any liability imposed under any federal, state, or other applicable securities law that cannot be waived.

3.	Q.	Who should I contact with questions concerning the Plan?

A.

You may call AST toll-free at (800) 736-3402 between the hours of 8:00 a.m. — 8:00 p.m. Eastern Time, Monday through Friday, or visit AST’s website at www.amstock.com. You also may write AST at the following addresses:

For inquiries you may write:

FirstEnergy Corp.

c/o American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Shareholder Relations Department

For transaction processing you may write:

FirstEnergy Corp.

c/o American Stock Transfer & Trust Company, LLC

Attention: FirstEnergy Corp.

P. O. Box 2016

New York, NY 10272-2016

Participation

4.	Q.	Who is eligible to participate in the Plan?

	A.	All registered shareholders and employees of FirstEnergy and its subsidiaries are eligible to participate. Regulations in certain countries may limit or prohibit participation in this type of plan. Accordingly, persons residing outside of the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation. FirstEnergy reserves the right to restrict or terminate participation in the Plan if it believes such participation may be contrary to the general intent of the Plan or in violation of applicable law.

5.	Q.	How do I enroll in the Plan or change my method of participation?

A.

Shareholders — Registered shareholders can enroll by completing and signing a Stock Investment Plan Enrollment Form available from AST at (800) 736-3402 or online at www.amstock.com and mailing it to the transaction processing address listed in Question 3. You also may enroll online at www.amstock.com. You need to know your AST 10-digit account number and your social security number to gain access to your account.

Employees — Employees of FirstEnergy and its subsidiaries can enroll by completing and signing a Stock Investment Plan Enrollment Form available from AST at (800) 736-3402 or online at www.amstock.com and mailing it to the transaction processing address listed in Question 3. If voluntary payroll deductions are not desired, this form must be accompanied by a cash payment. If voluntary payroll deductions are desired, an employee may enroll or commence payroll deductions by signing and completing a Stock Investment Plan Payroll Deduction Authorization and Stock Investment Plan Enrollment Form available on the FirstEnergy employee portal and return the form to the Corporate Department. You also may open an account online at www.amstock.com if you do not wish to make payroll deductions. Enrollment by participants that are employees, affiliates and Section 16 officers of FirstEnergy must be made in compliance with our Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of FirstEnergy common stock if in possession of material non-public information about FirstEnergy.

Beneficial Owners (how to become a registered shareholder) — If you are the beneficial owner of shares of our common stock that are held in record name by a broker or nominee and you wish to participate in the Plan, you must become a shareholder of record by having at least one share of our common stock transferred to your name. Neither we nor the Plan Administrator is responsible for any fees that may be charged by any broker or bank as a result of becoming a registered shareholder.

You may change your method of participation at any time by completing and signing another Stock Investment Plan Enrollment Form. In the case of an employee who is using payroll deductions to invest in the Plan, the amount of the deduction can be changed or canceled by completing and signing another Stock Investment Plan Payroll Deduction Authorization and Stock Investment Plan Enrollment Form.

6.	Q.	What dividend payment options are provided under the Plan?

A.

The Plan provides complete flexibility in regard to how dividends are paid. You are asked to provide payment instructions by completing both Parts (A) and (B) of the Dividend Reinvestment and Payment Instructions Section of the Stock Investment Plan Enrollment Form. Part (A) contains payment instructions for shares that are held by you in certificate form. Part (B) contains payment instructions for shares that are held by AST in an account for you. Dividend payment options are as follows:

Reinvest dividends on all shares — All dividends are reinvested to purchase shares of FirstEnergy common stock.

Pay cash dividends on all shares — All dividends are paid in cash.

Pay cash dividends on portion of shares — You may elect to have a portion of dividends paid in cash and reinvest the remaining dividends to purchase shares of FirstEnergy common stock by selecting the number of shares, the percent, or the dollar amount of dividends to be paid in cash. If you choose this option, under the Economic Emergency Stabilization Act, which became law in 2008, you must reinvest at least 10% of your dividend distribution each dividend period.

If you elect to receive all or a portion of your dividends in cash, your cash dividends may be deposited directly into your checking, savings, or credit union account at any financial institution that accepts electronic direct deposits. Receiving your payments by direct deposit ensures that the funds will be deposited into your bank account on the payment date. If you are interested in direct deposit of dividends, you should complete the appropriate section on the Stock Investment Plan Enrollment Form or call AST, or visit AST online at www.amstock.com for a Direct Dividend Deposit Authorization Agreement.

7.	Q.	When must my Stock Investment Plan Enrollment Form be received by AST?

A.

For dividends to be reinvested, your Stock Investment Plan Enrollment Form must be received by AST on or before the record date for the dividend payment; otherwise, reinvestment of dividends will start with the next succeeding dividend payment. The dividend record and payment dates for common stock dividends, which must be declared by our board of directors, are expected to be as follows:

Record Dates — Fifth business day of February, May, August, November

Payment Dates — March 1, June 1, September 1, December 1

For initial cash investments, a properly completed Stock Investment Plan Enrollment Form and the initial cash payment must be received by AST prior to a cash investment date, which is expected to be the 1st day of each month. Otherwise, the investment will be made on the next succeeding cash investment date. See Question 11 for additional information.

Dividends declared from time to time on FirstEnergy’s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy’s Board of Directors at the time of the actual declarations. We can provide no assurance regarding the timing or amount of any such dividends or whether funds will be legally available to pay dividends at any given time or that, if funds are available, the Board of Directors will declare a dividend.

Dividend Reinvestment

8.	Q.	What is meant by dividend reinvestment?

	A	If you elect to reinvest all or a portion of your cash dividends, we will take those cash dividends and purchase shares of FirstEnergy common stock for you. The amount reinvested will be reduced by (1) any amount that is required to be withheld under any applicable tax or other statutes and (2) applicable transaction fees. See the “Purchases” section for more detailed information.

Cash Investments

9.	Q.	Who is eligible to make cash investments?

A.

All persons and entities that are eligible to participate in the Plan are eligible to make cash investments. See Question 4 for Plan eligibility requirements.

Purchases of shares by participants that are employees, affiliates and Section 16 officers of FirstEnergy must be made in compliance with our Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of FirstEnergy common stock if in possession of material, non-public information about FirstEnergy.

10.	Q.	What are the minimum and maximum cash investments?

A.

The minimum cash investment is $25 per payment; however, for employees who elect to use payroll deduction to make cash investments, the minimum deduction is $10 per pay period.

The maximum amount of cash investments is $100,000 per calendar year per account.

11.	Q.	How do I make a cash investment?

A.

If you are a registered shareholder or employee but not a current Plan participant, you must enclose a check with your Stock Investment Plan Enrollment Form, or you may choose to set up an account online at www.amstock.com and click on “Invest online” and then follow the prompts.

If you are a current Plan participant, you can make a cash investment by sending a check or by signing up for automatic electronic investments as discussed below. When sending a check, you should attach a Transaction Request Form, which is attached to your Plan statements. You may also send a check without a Transaction Request Form; however, your stock registration or tax identification number should be included on your check for account identification purposes, along with a cover letter requesting that the check be used to purchase common stock of FirstEnergy. If you are an employee opening a new account, you must complete a Stock Investment Plan Enrollment Form.

All checks should be made payable to “American Stock Transfer & Trust Company, LLC” and sent to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P. O. Box 2016, New York, NY 10272-2016 Attn.: Plan Administration Department. For the protection of participants, we discourage sending cash or endorsed second-party checks and money orders. Checks must be drawn on a U.S. bank and be payable in U.S. funds.

You may authorize monthly automatic electronic cash investments by completing the appropriate section on the Stock Investment Plan Enrollment Form, which is available from AST at (800) 736-3402 or online at www.amstock.com. This enables you to make regular investments, if you choose, without the inconvenience of writing and mailing checks. If you authorize automatic electronic cash investments, funds will be withdrawn from your bank or credit union account on or about the 25th day of each month and will be invested on the next investment date following the withdrawal. Your bank, savings association or credit union must be a member of the National Automated Clearinghouse Association. You may change the amount automatically withdrawn or the financial institution at any time by completing a new Stock Investment Plan Enrollment Form, and you may stop automatic electronic cash investments by notifying Shareholder Services in writing.

Cash investments, pending purchase of common stock through the Plan, will be credited to your Plan account. No interest will be paid to you on cash held for investment. You may request the return of a cash investment upon written request received by AST not later than 48 hours prior to the applicable investment date.

If your check or direct debit is returned as unpaid, AST will debit the uninvested cash payment from your account. If however, the investment has been made, then AST, through the Independent Agent, will sell the shares that have been purchased to satisfy the return check or direct debit. If the sale of the shares purchased is not sufficient to satisfy the return check, then additional shares will be sold from your account. Additionally, shares may be sold from your account to satisfy any return check fees.

Investment Dates

12.	Q.	When are the investment dates for Plan purchases?

A.

Investment dates for reinvested dividends are the dividend payment dates. Payment dates for common stock dividends are expected to be March 1, June 1, September 1, and December 1. Investment dates for cash investments are expected to be the 1st day of each month. A cash investment must be received by AST by the business day before the investment date in order to be invested on such investment date. Otherwise, the cash investment will be held by AST and invested on the next investment date.

In order to receive dividends on shares of common stock purchased with a cash investment through the Plan, the shares must be purchased on an investment date prior to the dividend record date and must settle by or on the record date. Record dates for common stock dividends are expected to be the fifth business day of February, May, August, and November.

Purchases

13.	Q.	What is the price of shares purchased under the Plan?

	A.	Reinvested dividends and cash investments will be used to purchase shares of FirstEnergy common stock which, at the option of FirstEnergy, will be either newly issued or treasury shares purchased by AST from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of common stock to be used for purchases under the Plan will be made at the discretion of FirstEnergy. In this regard, FirstEnergy will receive all of the proceeds resulting from the purchase of newly issued or treasury shares under the Plan, excluding any transaction fees. However, in certain circumstances, shares of common stock purchased for participants under the Plan may be purchased in the open market or in privately negotiated transactions. As of the date of this Prospectus, shares of common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. We may change the source of the shares of common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the purchase of the shares.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of FirstEnergy’s common stock, as reported in the New York Stock Exchange Composite Transactions for the investment date (or the next preceding day on which FirstEnergy common stock is traded on the New York Stock Exchange, if it is not traded on the investment date), plus a transaction fee not to exceed $0.09 per share.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the purchase period plus a transaction fee not to exceed $0.09 per share. The purchase period may begin no more than three business days before the investment date, and should be completed no more than 10 days after the investment date, although it could be longer. The length of the purchase period is affected by the amount of funds to be invested, the availability of shares in the open market or in privately negotiated transactions, and market conditions. Purchases of shares pursuant to cash payments will be completed no later than 30 days after receipt of cash payments. AST will combine the funds of all participants for the purpose of executing purchase transactions.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the purchase period, or if such purchase is deemed to be otherwise inadvisable by AST, FirstEnergy, and/or the Independent Agent, the dividends and cash investments that otherwise would have been invested will be paid or returned, as the case may be, by AST issuing checks to the affected participants without interest.

14.	Q.	How many shares of common stock will be purchased?

	A.	The number of shares (including any fraction of a share) of common stock purchased for you will be determined by dividing the total amount of the cash dividend and/or cash investment to be invested for you on the investment date by the purchase price. All shares purchased under the Plan are held by AST and credited to your Plan account until such time as you request the withdrawal of shares from your Plan account. Because only the Independent Agent may direct the time or price at which shares are purchased in the open market or in privately negotiated transactions, neither we nor AST can exercise, directly or indirectly, control or influence over the number of shares to be purchased in the open market or in privately negotiated transactions.

15.	Q.	Do I incur any fees for shares purchased under the Plan?

	A.	Yes. There is a transaction fee for each share purchased to cover any applicable brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions, as applicable.

Safekeeping Option for Common Stock Certificates

16.	Q.	What is the purpose and advantages of the safekeeping option?

	A.	The purpose of the Plan’s safekeeping option is to enable you to deposit any FirstEnergy common stock certificates into the Plan for safekeeping. The certificates are canceled, and the shares are credited to your Plan account. The shares are shown on dividend checks and/or Plan account statements and otherwise treated in the same manner as shares purchased through the Plan.

Benefits of the Plan’s safekeeping option include: you do not have to worry or bear the cost of protecting stock certificates or replacing certificates due to loss, theft, or destruction; you can request that a certificate for whole shares be issued at no cost to you at any time; and because shares held in safekeeping are treated in the same manner as shares purchased through the Plan, you may sell them conveniently through the Plan.

17.	Q.	How do I use the safekeeping option?

	A.	At the time of Plan enrollment, you may take advantage of the safekeeping option by sending your certificate(s), unsigned, to FirstEnergy Corp., c/o American Stock Transfer & Trust Company, LLC, P.O. Box 2016, New York, NY 10272-2016, with a Stock Investment Plan Enrollment Form. Or, at any time after enrollment, you may send your certificate(s), unsigned, with a signed letter of instruction requesting that AST hold the shares in safekeeping and stating whether the dividends for shares being sent are to be reinvested or paid in cash.

Sales, Certificate Withdrawals, Transfers and Closing Plan Accounts

18.	Q.	How do I receive a certificate for, or sell a portion of, my Plan shares?

	A.	To receive a certificate for, or to sell a portion of, the shares credited to your Plan account, you must notify AST of the number of whole shares to be issued in certificate form or to be sold. You can choose to process your request either online at www.amstock.com, by calling (800) 736-3402 and using the Voice Response System, or by mail.

19.	Q.	How do I close my Plan account?

	A.	You may close your Plan account at any time. To close a Plan account, you must notify AST and provide instructions as to whether a certificate is to be issued, the shares are to be sold, or both. If both, the number of whole shares for which a certificate is to be issued must be specified so that the remainder of the shares can be sold. When requested to issue a certificate only, or if no instructions are provided, we will issue a certificate for all whole shares credited to the account and a check for the value of any fraction of a share. The price of the shares sold, including any fractional shares, will be the weighted average price of the aggregated shares sold by the Independent Agent or broker less a transaction fee not to exceed $0.09 per share.

20.	Q.	How long does it take to withdraw certificates or close my Plan account?

A.

It normally takes less than three business days from the time AST receives a request for an account to be closed or a certificate to be issued. If your request to terminate your Plan account is received more than three business days prior to any dividend payable date, then that dividend will be paid to you in cash. If your request is received less than three business days prior to a dividend payable date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances. Upon request, AST can issue a certificate for whole shares and sell the fractional share or sell all whole and fractional shares in your Plan account, and then close your account by issuing another certificate for or selling the additional shares purchased after the shares are credited to your Plan account.

The Plan does not provide for the automatic issuance of certificates after a purchase, and certificates for fractions of shares will not be issued under any circumstances. Certificates representing Plan shares will be issued in the name in which your account is registered.

21.	Q.	May a participant transfer all or a part of the participant’s shares held in the Plan to another person?

	A.	You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise by mailing to the Administrator of the Plan at the address in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator of the Plan will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in your Plan account, the Administrator of the Plan will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

22.	Q.	Once a Plan Participant requests to sell Plan shares, when will the Plan shares be sold and at what price?

A.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily but at least weekly, depending on the volume. You may process a request online at www.amstock.com, by calling (800) 736-3402 and using the Voice Response System or through the mail by sending your request to the transaction processing address in Question 3. AST will place a market order with the Independent Agent or broker designated by AST, who will sell the shares as soon as practicable. None of FirstEnergy, AST, or any participant will have any authority or power to direct the time or price at which shares may be sold. Typically, the shares are sold through the exchange on which the common shares of FirstEnergy are traded. Depending on the number of FirstEnergy shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee not to exceed $0.09 per share. A check for sale of the shares, less the transaction fee, generally will be mailed to the participant three business days after the shares are sold.

Sales of shares by participants that are employees, affiliates and Section 16 officers of FirstEnergy must be made in compliance with our Insider Trading Policy, which, among other things, provides that such participants may not trade in shares of FirstEnergy common stock if in possession of material, non-public information about FirstEnergy.

23.	Q.	Will I incur any fees for shares sold under the Plan?

	A.	Yes. There is a transaction fee for each share sold to cover brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Plan Account Statements

24.	Q.	Will I receive Plan account statements?

	A.	If you reinvest some or all of your dividends, you will receive a Plan statement as soon as practicable after each dividend payment date. You also will receive a Plan statement as soon as practicable after any investment date that you invest cash. The Administrator of the Plan will also send you a Plan statement after any transfer, sale or withdrawal of Plan shares. Plan statements provide participants with records of their purchases and sales and other important information and should be retained for tax purposes.

If you receive a dividend check for some or all of your dividends, you will receive account information on the stub attached to the check.

In addition to periodic account statements, a Plan account history report is available at any time on line at www.amstock.com. You need to know your AST 10-digit account number and your social security number to gain access to your account. Once you have accessed your account online you can follow the heading on the side bar and access your account history detail.

Tax Consequences

25.	Q.	What are the U.S. federal income tax consequences of participation in the Plan?

A.

The following is a summary of certain U.S. federal income tax consequences regarding the Plan and is provided solely as general guidance. This summary is not a complete description of all of the tax consequences that may be relevant to you in light of your particular circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax laws (including, without limitation, insurance companies, partnerships, tax-exempt organizations, broker dealers, foreign corporations, and persons who are not citizens or residents of the United States). This summary is based on current tax law and may be affected by changes in tax laws and regulations. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN (INCLUDING THE EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND ANY APPLICABLE U.S. TAX WITHHOLDING LAWS).

In general, the amount of cash dividends paid by us will be includable in your income and reportable through a Form 1099-DIV even if reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in open market or in privately negotiated transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, including the amount equal to the transaction fees or commissions. If after the date of this Prospectus FirstEnergy chooses to fund the amount of the transaction fees for its participants, you will be treated as having received an additional taxable dividend in an amount equal to the transaction fees or commission.

We will report to you for U.S. federal income tax purposes the dividends to be credited to your account. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan generally will equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional cash investments will be equal to the purchase price of those shares. The tax basis of shares purchased in the open market or in privately negotiated transactions to satisfy Plan requirements will be increased by the amount of any transaction fees paid by FirstEnergy with respect to such purchases on your behalf. As of the date of this Prospectus, FirstEnergy does not fund the transaction fees for its participants. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares of stock credited to your accounts, either upon a request for a certificate or upon withdrawal from or termination of the Plan. You will generally, however, realize capital gain or loss when whole shares acquired under the Plan are sold or exchanged either by you or by the Administrator, on your behalf.

You also realize capital gain or loss when you receive cash payments from the sale of any fractional share upon withdrawal from or termination of the Plan. Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on the holding period of the shares. The amount of any such capital gain or loss will be the difference between your amount realized from the sale of the shares and your adjusted basis in such shares. Failure to certify your taxpayer identification number may result in backup withholding being applied to reduce proceeds from sale or at the time of withdrawal from or termination of the Plan.

Other Information

26.	Q.	What happens if we issue a stock dividend or declare a stock split?

	A.	Any shares of common stock distributed by FirstEnergy as a stock dividend, or as a stock split, on shares credited to your Plan account or in book-entry form or on shares you hold in certificated form, will be credited to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

27.	Q.	If FirstEnergy has a rights offering, how will the rights on Plan shares be handled?

	A.	Rights on shares held by you in certificated form and on any shares, both whole and fractional, credited to your Plan account or in book-entry form will be mailed directly to you in the same manner as to shareholders not participating in the Plan.

28.	Q.	How will shares I hold in the Plan be voted at meetings of shareholders?

	A.	You will receive or have electronic access to a proxy card which will enable you to vote both shares credited to your Plan account and shares held by you in certificated form.

29.	Q.	Can shares credited to my Plan account be pledged?

	A.	No. Shares credited to your Plan account may not be pledged. If you wish to pledge such shares you must request the issuance of a stock certificate for such shares.

30.	Q.	Who bears the risk of investment decisions?

A.

Neither FirstEnergy nor AST, the Plan Administrator, will provide any advice, make any recommendations, or offer any opinion with respect to whether or not you should purchase or sell shares under or otherwise participate in the Plan. You must make independent investment decisions based on your own judgment and research. By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment.

Additionally, FirstEnergy, AST and the Independent Agent will not be liable for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to close a participant’s account upon the participant’s death prior to receipt of written notice of such death, or with respect to the prices at which shares of common stock are purchased or sold for the participant’s account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. However, we will not be relieved from any liability imposed under any federal, state, or other applicable securities law that cannot be waived. FirstEnergy and AST will not be liable for any claims(s) made more than 30 days after any instruction to purchase or sell shares was given.

31.	Q.	Who bears the risk of market price fluctuations affecting the value of Plan shares?

	A.	Each individual participant in the Plan bears the risk of market price changes affecting the value of the stock. We cannot assure you of a profit or protect you against a loss on any shares you hold, purchase, or sell under the Plan. Additionally, our share price may fluctuate between the time the purchase and/ or sale request is received and the time the purchase or sale is completed. The Plan Administrator will not be liable for any claim arising out of failure to purchase or sell on a certain date or at a specific price. Neither FirstEnergy, AST nor any of their affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

32.	Q.	What happens if my account balance falls below a full share?

	A.	FirstEnergy reserves the right to close any account if the share balance falls below one full share. You will receive a check for the sale of the fractional share less a service fee which is not to exceed $0.09 per share as of the date of this Prospectus.

33.	Q.	Can FirstEnergy terminate my participation in the Plan?

	A.	Yes. After mailing written notice to you, we may terminate your participation in the Plan for any reason, including if your ownership interest is less than one full share. If your participation has been terminated, you will receive (1) a certificate for any or all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account and (3) a check for the cash value of any fraction of a share of common stock credited to your account. Any fraction of a share will be sold, and the cash value for such fraction of a share will be the weighted average price of the aggregated fractions of shares sold by the Independent Agent or designated broker less a transaction fee not to exceed $0.09 per share.

34.	Q.	May the Plan be changed, suspended, or discontinued?

A.

We reserve the right, for any reason, to modify, suspend, or terminate any provision of the Plan, or the Plan as a whole, at any time. All participants will receive notice of any such modification, suspension, or termination. Typically, notice will be provided prior to the effectiveness of the applicable modification, suspension, or termination. However, notices of suspension or termination caused by the inability to purchase or inadvisability of purchasing shares may be given after the fact. If the Plan is suspended, similarly we may, for any reason, reinstate the Plan at any time. Again, notice will be given to participants of the reinstatement, and such notice may be given before or after the fact.

Upon any termination of the Plan by us, you will receive (1) a certificate for all of the whole shares of common stock credited to your account, (2) any uninvested dividend or cash investment credited to your account, and (3) a check for the cash value of any fraction of a share of common stock credited to your account. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee, which is not to exceed $0.09 per share as of the date of this Prospectus.

If you have questions concerning the Plan or FirstEnergy, please call AST at 1-800-736-3402.

USE OF PROCEEDS

We will receive proceeds from the sale of our common stock pursuant to the Plan only to the extent that those sales are of newly issued or treasury shares of our common stock purchased by AST from us, excluding any transaction fees, and not from open market purchases or purchases in privately negotiated transactions. As of the date of this Prospectus, shares of common stock purchased for participants under the Plan will be newly issued or, if available, treasury shares purchased by AST from us. The proceeds from the sale to the Plan of any newly issued or treasury stock will be used to meet working capital and capital expenditure requirements and for other corporate purposes. We are unable to estimate the amount of proceeds at this time.

DESCRIPTION OF COMMON AND PREFERRED STOCK

Certain provisions of our Amended Articles of Incorporation, as amended, and Amended Code of Regulations, as amended, are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.

We are authorized by our Amended Articles of Incorporation to issue 490,000,000 shares of common stock, par value $0.10 per share, of which 418,216,437 shares were issued and outstanding as of September 24, 2013. The common stock currently outstanding is, and the common stock offered pursuant to this Prospectus will be, fully paid and non-assessable.

We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that we choose to issue, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such series. Such preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy. Prior to the issuance of a new series of preferred stock, we will amend our Amended Articles of Incorporation, designating the stock of that series and the terms of that series. We will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC.

Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.

Liquidation Rights

In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.

Voting Rights

The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. The holders of our common stock are not entitled to cumulate their votes for the election of directors.

At least 80% of the voting power of the outstanding shares must approve any amendment, repeal or adoption of any provision inconsistent with, the provisions of the Amended Articles of Incorporation dealing with:

•	the right of the board of directors to fix or change the terms of unissued or treasury shares, or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of the outstanding shares must approve the foregoing.

In addition, the approval of at least 80% of the voting power of the outstanding shares must be obtained to amend or repeal the provisions of the Amended Code of Regulations dealing with:

•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated; or

•	the indemnification of officers, directors, employees or agents.

Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of the outstanding shares in the instances enumerated above requires the same level of approval.

Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger or consolidation, authorization of a sale or other disposition of all or substantially all of the assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter that would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of the outstanding shares, unless the board of directors provides otherwise by resolution, in which case these matters will require the approval of a majority of the voting power of the outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class on such proposal.

Ohio Law Anti-takeover Provisions

Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.

Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.

Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the Ohio General Corporation Law provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s disinterested shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but no more than 50%; or more than 50%.

We have not opted out of the application of either Chapter 1704 or Section 1701.831.

Anti-takeover Effects

Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

In addition, our Amended Code of Regulations contains certain advance notice provisions for which shareholders must comply in order to bring business before an annual meeting of shareholders or nominate candidates for our board of directors.

Shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must follow the advance notice procedures described in our Amended Code of Regulations. In general, the shareholder must deliver a written notice to our Corporate Secretary describing the proposal and the shareholder’s interest in the proposal not less than 30 nor more than 60 calendar days prior to the annual meeting. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

Shareholders can nominate candidates for our board of directors. However, a shareholder must follow the advance notice procedures described in Regulation 14(c) of our Amended Code of Regulations. In general, a shareholder must submit a written notice of the nomination that includes the information required by our Amended Code of Regulations to our Corporate Secretary not less than 30 nor more than 60 calendar days prior to the annual meeting of shareholders. However, in the event public announcement of the date of the annual meeting is not made at least 70 calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

No Preemptive or Conversion Rights

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Listing

Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Dividend Information

Cash dividends, per share of our common stock, declared in 2013 through the date of this Prospectus include three quarterly payments of $0.55 per share in 2013. Cash dividends, per share of our common stock, declared in 2012, 2011, 2010, 2009 and 2008 include four quarterly payments of $0.55 per share. Future dividends will depend on our future earnings and the ability of our subsidiaries to pay cash dividends to us which, in the case of our regulated subsidiaries, may be subject to regulatory limitations and to charter and indenture limitations that may, in general, restrict the amount of retained earnings available for the payment to us of dividends. These limitations, however, do not currently materially restrict payment of these dividends.

PLAN OF DISTRIBUTION

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

The maximum amount of cash investments is $100,000 per calendar year per account.

Reinvested dividends and cash investments will be used to purchase shares of FirstEnergy common stock which, at the option of FirstEnergy, will be either newly issued or treasury shares purchased by AST from us or will be purchased on behalf of Plan participants in the open market or in privately negotiated transactions by AST through the Independent Agent. The determination of the source of shares of common stock to be used for purchases under the Plan will be made at the discretion of FirstEnergy. We may change the source of the shares of common stock to be used for purchases under the Plan at any time without notice to you. We will not change more than once in any three-month period the source of the purchase of the shares.

When shares to be purchased are satisfied by newly issued or treasury shares purchased by AST from us, the price will be the average of the high and low prices of FirstEnergy’s common stock, as reported in the New York Stock Exchange Composite Transactions for the investment date (or the next preceding day on which FirstEnergy common stock is traded on the New York Stock Exchange, if it is not traded on the investment date), plus a transaction fee not to exceed $0.09 per share.

When shares are purchased in the open market or in privately negotiated transactions, the purchase price per share will be the weighted average price of the aggregated shares purchased by AST during the purchase period plus a transaction fee not to exceed $0.09 per share.

For open market purchases, if shares cannot be purchased with respect to an investment date due to the inability to purchase shares during the purchase period, or if such purchase is deemed to be otherwise inadvisable by AST, FirstEnergy and/or the Independent Agent, the dividends and cash investments which otherwise would have been invested will be paid or returned, as the case may be, by AST issuing checks to the affected participants without interest.

Participants’ requests to sell Plan shares will be aggregated and sold as often as daily but at least weekly, depending on the volume. The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent or designated broker less a transaction fee not to exceed $0.09 per share. A check for sale of the shares, less the transaction fee, generally will be mailed to the participant three business days after the shares are sold.

As described above, participants will pay a transaction fee for each share purchased or sold to cover any applicable brokerage commissions and administrative costs of the Plan. This transaction fee is not to exceed $0.09 per share; however, there is currently no maximum amount set for the Plan’s fees. Although not anticipated, Plan participants will receive advance written notice if there is a need to charge a transaction fee of greater than $0.09 per share due to increased administrative costs or broker commissions.

Shares of our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

LEGAL MATTERS

The legality of our common stock offered pursuant to this Registration Statement is passed on for us by Robert P. Reffner, Vice President, Legal, of our subsidiary FirstEnergy Service Company. As of June 30, 2013, Mr. Reffner beneficially owned approximately 37,906 shares of our common stock, which includes approximately 12,306 unrestricted directly-owned shares, approximately 5,394 shares owned through the FirstEnergy Savings Plan, 6,741 shares of restricted stock and 13,465 shares of unvested restricted stock units.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), of FirstEnergy Corp. incorporated in this Prospectus by reference to FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required by the Exchange Act to file annual, quarterly and current reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC’s Website at http://www.sec.gov or our Website at http://www.firstenergycorp.com. Information contained on our Website does not constitute part of this Prospectus and is not incorporated by reference herein.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

The SEC allows us to incorporate by reference in this Prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. The information included in this Prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of this offering; information we file in the future with the SEC will automatically update and supersede this information:

•	FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	FirstEnergy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•	FirstEnergy’s Current Reports on Form 8-K filed on February 20, 2013, February 28, 2013, March 5, 2013, May 13, 2013, May 23, 2013, July 9, 2013, August 21, 2013, September 4, 2013, September 17, 2013 and September 20, 2013.

You also may request additional copies of these reports or copies of our other SEC filings at no cost by writing or telephoning us at the following address:

FirstEnergy Corp.

Attention: Corporate Department

76 South Main Street

Akron, Ohio 44308-1890

(800) 736-3402

Stock Investment Plan

4,000,000 Shares

Common Stock,

Par Value $0.10 Per Share

PROSPECTUS

September 25, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration fee	$20,223
Costs of printing and engraving*	$30,000
Legal fees and expenses*	$45,000
Accounting fees and expenses*	$22,000
Miscellaneous expenses*	$7,777

Total	$125,000

*	Estimated

Item 15. Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio General Corporation Law, or OGCL, provides that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if the person had no reasonable cause to believe the person’s conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation except to the extent provided in the court order. Indemnification may be made if ordered by a court or authorized in each specific case by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Section 1701.13(E) of the OGCL provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Further, a right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations of a corporation may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

Regulation 31 of FirstEnergy’s amended code of regulations provides as follows:

“The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Regulation 32 of FirstEnergy’s amended code of regulations provides as follows:

“The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.”

Directors and Officers Liability Insurance. The Registrant maintains and pays the premium on contracts insuring it (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each of its directors and officers (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to it.

Indemnification Agreements. The Registrant has entered into indemnification agreements with its directors and officers, the forms of which are incorporated by reference to Exhibits 10.1 and 10.2 of FirstEnergy’s Form 10-Q for the quarter ended March 31, 2009, and Exhibit 10.1 of FirstEnergy’s Form 8-K filed July 23, 2012. Each indemnification agreement provides, among other things, that the Registrant will, subject to the agreement terms, indemnify a director or officer, as applicable, if, by reason of the individual’s status as a director or officer, the person incurs losses, liabilities, judgments, fines, penalties, or amounts paid in settlement in connection with any threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director or officer, as applicable, subject to certain exceptions, in connection with proceedings covered by the indemnification agreement. As a director and officer, Mr. Alexander’s agreement addresses indemnity in both roles.

Item 16. Exhibits

The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

Exhibit No.		Description
4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 10-K filed February 19, 2010, File No. 333-21011).

4	(b)*	Amendment to the Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 8-K filed February 25, 2011, File No. 333-21011).

4	(c)*	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 10-K filed February 25, 2009, File No. 333-21011).

4	(d)*	Amendment to the FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to FirstEnergy’s Definitive Proxy Statement filed April 1, 2011, Appendix 1, File No. 333-21011).

4	(e)*	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997, File No. 333-40063).

5	**	Opinion of Robert P. Reffner, Vice President, Legal, FirstEnergy Service Company, as to the validity of the Common Stock being registered.

23	(a)**	Consent of PricewaterhouseCoopers LLP.

23	(b)**	Consent of Robert P. Reffner (contained in Exhibit 5).

24	**	Power of Attorney (included on signature pages).

*	Incorporated by reference.
**	Filed herewith.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 25th day of September, 2013.

FIRSTENERGY CORP.

By:	/s/ Anthony J. Alexander
Name:	Anthony J. Alexander
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints Anthony J. Alexander, James F. Pearson, Leila L. Vespoli, Rhonda S. Ferguson and Lucas F. Torres and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this Registration Statement and any and all amendments, including post-effective amendments, to this Registration Statement, which amendment may make such changes in the Registration Statement as the Registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Alexander Anthony J. Alexander	President and Chief Executive Officer (Principal Executive Officer) and Director	September 25, 2013

/s/ James F. Pearson James F. Pearson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2013

/s/ K. Jon Taylor K. Jon Taylor	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 25, 2013

Signature	Title	Date

/s/ George M. Smart George M. Smart	Chairman of the Board	September 25, 2013

/s/ Paul T. Addison Paul T. Addison	Director	September 25, 2013

/s/ Michael J. Anderson Michael J. Anderson	Director	September 25, 2013

/s/ Dr. Carol A. Cartwright Dr. Carol A. Cartwright	Director	September 25, 2013

/s/ William T. Cottle William T. Cottle	Director	September 25, 2013

/s/ Robert B. Heisler, Jr. Robert B. Heisler, Jr.	Director	September 25, 2013

/s/ Julia L. Johnson Julia L. Johnson	Director	September 25, 2013

/s/ Ted J. Kleisner Ted J. Kleisner	Director	September 25, 2013

/s/ Donald T. Misheff Donald T. Misheff	Director	September 25, 2013

/s/ Ernest J. Novak, Jr. Ernest J. Novak, Jr.	Director	September 25, 2013

/s/ Christopher D. Pappas Christopher D. Pappas	Director	September 25, 2013

/s/ Catherine A. Rein Catherine A. Rein	Director	September 25, 2013

Luis A. Reyes	Director

/s/ Wes M. Taylor Wes M. Taylor	Director	September 25, 2013

INDEX TO EXHIBITS

Exhibit No.		Description

4	(a)*	Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3-1 to FirstEnergy’s Form 10-K filed February 19, 2010, File No. 333-21011).

4	(b)*	Amendment to the Amended Articles of Incorporation of FirstEnergy Corp. (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 8-K filed February 25, 2011, File No. 333-21011).

4	(c)*	FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to Exhibit 3.1 to FirstEnergy’s Form 10-K filed February 25, 2009, File No. 333-21011).

4	(d)*	Amendment to the FirstEnergy Corp. Amended Code of Regulations (incorporated by reference to FirstEnergy’s Definitive Proxy Statement filed April 1, 2011, Appendix 1, File No. 333-21011).

4	(e)*	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3/A filed by the Registrant on November 24, 1997, File No. 333-40063).

5	**	Opinion of Robert P. Reffner, Vice President, Legal, FirstEnergy Service Company, as to the validity of the Common Stock being registered.

23	(a)**	Consent of PricewaterhouseCoopers LLP.

23	(b)**	Consent of Robert P. Reffner (contained in Exhibit 5).

24	**	Power of Attorney (included on signature pages).

*	Incorporated by reference.
**	Filed herewith.